Filed Pursuant to Rule 433 Under the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated June 13, 2023

Relating to Prospectus Supplement dated June 13, 2023

to Prospectus dated January 23, 2023

Registration Statement No. 333-268011

Vox Royalty Corp.

Public Offering of Common Shares

June 13, 2023

A final short form base shelf prospectus containing important information relating to the Common Shares (as defined below) described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada (except Québec). A copy of the final short form base shelf prospectus, any amendment to the final short form base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

A registration statement on Form F-10 (File No. 333-268011), as amended (the “Registration Statement”) (including a prospectus and a prospectus supplement), relating to the securities has been filed with the United States Securities and Exchange Commission (the “SEC”). The Common Shares will be offered by way of a prospectus supplement to the Registration Statement.

This document does not provide full disclosure of all material facts relating to the Common Shares. Investors should read the final short form base shelf prospectus, any amendment and any applicable prospectus supplement for disclosure of those facts, especially risk factors relating to the Common Shares, before making an investment decision.

Copies of the final short form base shelf prospectus and any applicable prospectus supplement may be obtained upon request by contacting Maxim Group LLC in the United States at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by contacting BMO Capital Markets in Canada at 9195 Torbram Road, Brampton, Ontario, L6S 6H2, Attn: Brampton Distribution Centre C/O The Data Group of Companies, by telephone at (905) 791-3151 (ext. 4312) or by email at torbramwarehouse@datagroup.ca or in the United States at 151 W 42nd Street, 32nd Floor, New York, NY 10036, Attn: Equity Syndicate Department, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com. You may also get these documents for free available electronically from the Company’s (as defined below) profile at www.sedar.com or on the SEC’s website at www.sec.gov.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

Terms and Conditions

Issuer:	Vox Royalty Corp. (the “Company”)

Offering:	Treasury offering of 3,025,000 common shares without par value in the share capital of the Company (“Common Shares”) on an underwritten basis (the “Offering”)

Offering Price:	US$2.40 per Common Share

Offering Amount:	US$7,260,000

Over-Allotment Option:	The Company has granted the underwriters an option, exercisable, in whole or in part, at any time until and including 30 days following the closing of the Offering, to purchase up to an additional 15% of the Offering at the Offering Price to cover over-allotments, if any.

Use of Proceeds:	The net proceeds of the Offering will be used for the future acquisitions of royalties and/or general working capital purposes. Until such time as they are used to fund additional royalties or for general working capital purposes, the Company intends to invest the funds from the Offering into short-term investments or in the Company’s existing bank accounts to ensure the safety and preservation of capital and maintain adequate liquidity for the Company.

Lock-Up Agreements:	In connection with the completion of the Offering, the Company and each of its directors and officers will enter into customary lock-up agreements valid for a period of 90 days after the closing of the Offering.

Form of Offering:	Underwritten offering by way of a prospectus supplement to the Company’s short form base shelf prospectus in Canada and related Registration Statement in the United States, subject to a mutually acceptable underwriting agreement.

Listing:	The existing Common Shares of the Company are listed on the Toronto Stock Exchange under the symbol “VOXR” and on the Nasdaq Capital Market under the symbol “VOXR”.

Eligibility:	Eligible for RRSPs, RRIFs, RESPs, TFSAs, RDSPs, FHSAs and DPSPs

Joint Bookrunners:	Maxim Group LLC, BMO Capital Markets

Commission:	6.5%

Closing:	June 16, 2023